Exhibit 99.1

I, Martin J. Geitz, Chief Executive Officer of SBT Bancorp, Inc., certify, based on my knowledge, that:

(i)           The compensation committee of SBT Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months during any part of the most recently completed fiscal year that was a TARP period, senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to SBT Bancorp, Inc.;

(ii)           The compensation committee of SBT Bancorp, Inc. has identified and limited during any part of the most recently completed fiscal year that was a TARP period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of SBT Bancorp, Inc. and has identified any features of the employee compensation plans that pose risks to SBT Bancorp, Inc. and has limited those features to ensure that SBT Bancorp, Inc. is not unnecessarily exposed to risks;

(iii)           The compensation committee has reviewed, at least every six months during any part of the most recently completed fiscal year that was a TARP period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of SBT Bancorp, Inc. to enhance the compensation of an employee, and has limited any such features;

(iv)          The compensation committee of SBT Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)           The compensation committee of SBT Bancorp, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that was a TARP period the features in

(A)    SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of SBT Bancorp, Inc.;

(B)     Employee compensation plans that unnecessarily expose SBT Bancorp, Inc. to risks; and

(C)     Employee compensation plans that could encourage the manipulation of reported earnings of SBT Bancorp, Inc. to enhance the compensation of an employee;

(vi)          SBT Bancorp, Inc. has required that bonus payments to SEOs or any of the next twenty most highly compensated employees, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)          SBT Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to a SEO or any of the next five most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(viii)         SBT Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during any part of the most recently completed fiscal year that was a TARP period;

(ix)           SBT Bancorp, Inc. and its employees have complied with the excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, during any part of the most recently completed fiscal year that was a TARP period; and any expenses that, pursuant to the policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)            SBT Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations on the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during any part of the most recently completed fiscal year that was a TARP period;

(xi)           SBT Bancorp, Inc. will disclose the amount, nature, and justification for the offering, during any part of the most recently completed fiscal year that was a TARP period, of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)          SBT Bancorp, Inc. will disclose whether SBT Bancorp, Inc., the board of directors of SBT Bancorp, Inc., or the compensation committee of SBT Bancorp, Inc. has engaged during any part of the most recently completed fiscal year that was a TARP period a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)         SBT Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently completed fiscal year that was a TARP period;

(xiv)         SBT Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between SBT Bancorp, Inc. and Treasury, including any amendments;

(xv)          SBT Bancorp, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)          I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.  (See, for example, 18 USC 1001).

Date:     March 28, 2011

/s/ Martin J. Geitz
Martin J. Geitz
Chief Executive Officer

2